SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 27, 2000


           Exact Name of
Commission Registrant as          State of        IRS Employer      Registrants'
File       Specified in its      Incorporation Identification Number Telephone
Number     Charter                                                     Number

--------------------------------------------------------------------------------

001-14786  CMP Group, Inc.              Maine     01-0519429      207 623-3521

1-5139     Central Maine Power Company  Maine     01-0042740      207 623-3521



                            83 Edison Drive, Augusta,
                        Maine 04336 (Address of principal
                          executive offices) (zip code)

Item 1 through Item 4.  Not applicable.

Item 5.  Other Events.

     On January 28, 2000, CMP Group, Inc., issued a release reporting on (a) its 1999 operating results and a related January 27, 2000, settlement of a Maine Public Utilities Commission regulatory proceeding involving several ratemaking issues, and (b) progress in obtaining regulatory approvals for its planned merger with Energy East Corp., the relevant parts of which are quoted below:

(A)      1999 RESULTS AND RELATED REGULATORY SETTLEMENT

         "CMP Group, Inc., has reported earnings of $1.69 per share of common stock for calendar-year 1999, including earnings of $0.27 per share in the fourth quarter.

         CMP Group is a Maine holding company established Sept. 1, 1998. Its principal subsidiary is the Central Maine Power electric utility, which provided 96 percent of CMP Group's revenues in 1999.

         Comparable year-ago figures reported by CMP Group were $1.63 per share for calendar-year 1998, and $0.57 for the fourth quarter of 1998.

         CMP Group reported revenues of $992.7 million for 1999, and net income of $54.9 million. CMP Group's reported net income was reduced by $8.35 million through the combined, after-tax impacts of elements in a ratemaking settlement discussed below.

         Central Maine Power provided $954.5 million in revenue, $68.7 million in net income, and $65.4 million in common-equity earnings after paying dividends on CMP preferred stock. Other CMP Group subsidiaries, most in early stages of development, collectively accounted for $38.2 million of revenue and $6.7 million of net losses in the Group results. The subsidiaries' combined loss was driven by equity-method reporting of CMP Group's imputed 37.9 percent share of losses at NorthEast Optic Network (NEON), a fiber-optic communications business in the midst of a major construction program.

         The Group's 1999 net income represents a return of 10.32 percent on common shareholders' average investment of $531.5 million. CMP Group earned
10.51 percent on common equity in 1998.

         Energy sales within Central Maine Power's service-area were 2.28 billion kilowatt-hours in the fourth quarter of 1999, compared to 2.27 billion kwh a year before. Twelve-month energy sales were 9.21 billion kwh, up 1.8 percent from 1998 levels.

         Service-area residential sales were 2.9 billion kwh, up 3.6 percent for the year; commercial sales were up 5.4 percent to 2.7 billion kwh; industrial sales were up 2.3 percent to 3.6 billion kwh. Wholesale energy sales to other utilities declined.

         A negotiated settlement approved Jan. 27 by the Maine Public Utilities Commission resolved several ratemaking issues in the final phase of the current CMP rate case. The proceeding was needed to set CMP's revenue requirements and prices for operating as a non-generating transmission-and-distribution utility once retail customer choice of energy supplier begins on March 1, 2000.

         As part of the settlement, CMP agreed to a one-time earnings cap for 1999. Earnings above the cap will fund a $20 million sharing pool to mitigate stranded costs and increases in CMP operating expenses over the next two years. The combined after-tax effect of the earnings cap and other provisions in the ratemaking agreement was to reduce CMP Group's net income for 1999 by $8.35 million.

         In addition, the agreement confirmed that $18.2 million of unamortized investment tax credits and excess deferred income taxes related to CMP's power-plant sale would flow through to shareholders pursuant to normalization rules. This was partly offset by reversal of gains of $2.7 million on sale of easements recorded in 1998 and 1999, and by disallowance of $4.7 million in employee-transition costs from the power-plant sale.

         The settlement also allows CMP to charge off on March 1, 2000, $88 million, representing its entire remaining investment in a Connecticut nuclear plant, against the regulatory Asset Sale Gain Account created to recognize the above-book value realized through the CMP power-plant sale. The provision reflects a rate settlement and resolution of CMP's litigation against Northeast Utilities for NU's alleged lead-owner mismanagement of the jointly owned Millstone 3 nuclear unit, in which CMP holds a 2.5 percent interest.

         The PUC solicited bids in 1999 for default Standard Offer energy service to medium and large commercial and industrial customers (MGS and LGS rate classes) who do not select a competitive energy supplier after March 1, 2000. After two rounds of bids were judged unsatisfactory, the Commission asked CMP to arrange the service. The PUC has approved CMP's one-year contract for this purpose as prudent.

         Thursday's PUC decision included fixing default Standard Offer service prices for medium and large commercial and industrial customers that are intended to reflect current market pricing and avoid under-collection of CMP's costs. The PUC selected an independent energy marketer last fall as Standard Offer supplier to residential and small commercial customers at a lower price, and administratively set MGS and LGS Standard Offer rates at the same level. Commissioners on Thursday granted CMP's request to raise those prices."

(B)      PLANNED MERGER REGULATORY APPROVALS

         "CMP Group and Energy East Corp. of New York announced a plan of merger on June 15, 1999, whereby Energy East would effect a merger by exchanging $29.50 cash for each outstanding share of CMP Group common stock. The Maine Public Utilities Commission, CMP Group shareholders, the U.S. Department of Justice, the Federal Trade Commission, and Connecticut utility regulators have approved the merger. Other required approvals are pending from the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, and the Securities and Exchange Commission. If all approvals are granted, CMP Group estimates that the merger could be completed some time around mid-year."

Item 6 through Item 9.  Not applicable.

       Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               CMP GROUP, INC.

                           By: _______________________

                               Arthur W. Adelberg
                               Executive Vice President
                               and Chief Financial Officer

                           CENTRAL MAINE POWER COMPANY

                           By: _______________________

                               Curtis I. Call
                               Treasurer

Dated:  January 31, 2000